Exhibit 99.1

FOR IMMEDIATE RELEASE

February 26, 2019

THE EASTERN COMPANY REPORTS RECORD EARNINGS OF
 $2.31 PER DILUTED SHARE FOR THE FULL YEAR OF 2018

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced the results of operations for the full year and fourth quarter of 2018.  Sales for the full year and fourth quarter were $234.3 million and $56.6 million, respectively, compared to $204.2 and $54.1 million for the same periods in 2017.  Net income for full year 2018 was $14.5 million or $2.31 per diluted share, compared to $5.0 million, or $0.80 per diluted share, for the prior year.  Net income for the fourth quarter of 2018 was $4.4 million or $0.70 per diluted share, compared to a loss of ($0.2) million, or ($0.03) per diluted share, for the fourth quarter in 2017.

Mr. August Vlak, President and CEO, stated that "The fourth quarter of 2018 represents the fourth consecutive quarter of earnings per share growth. Management uses such measures to evaluate performance period over period, to analyze the underlying trends in our business including our business segments, to assess our performance relative to our competitors, and to establish operational goals and forecasts that are used in allocating resources."

Mr. Vlak continued that "The increase in sales for the full year and fourth quarter of 2018 compared to the same periods in 2017 reflects sustained growth of demand for our products and the launch of significant new programs across both our Industrial Hardware and Security Products business segments.  Our Industrial Hardware segment grew by 22% in for the full year of 2018 compared with 2017, primarily as a result of growth in the heavy duty truck, sports utility vehicles, and military markets, offsetting deterioration in the market for recreational vehicles.  The Security Product segment sales grew by 6% in 2018 compared to 2017, in part due to the launch of several new programs in the market for truck accessories and the acquisition of Load N Lock Systems, Inc.  In our Metal Products segment, full year 2018 sales were up 4% compared to full year 2017 due strong growth of new industrial products, which were offset slightly by slowing sales of mining products."

Mr. Vlak added that "Net income increased 188% for the full year 2018 compared to 2017. The growth in net income was attributable to an increase in sales, higher operating margins, especially in our Industrial Hardware and Security Products segments, and the non-recurrence of one-time charges associated with the Tax Cut and Jobs Act of 2017.  Operating earnings grew to 7.6% of sales in full year 2018, up from 6.0% of sales in 2017, in part due lower operating costs at Eberhard Manufacturing and the non-recurrence of one-time costs associated with the acquisition of Velvac Holdings, Inc. ("Velvac") in 2017.  Across the segments, our businesses successfully offset the impact of higher raw material prices and trade tariffs."

Mr. Vlak continued that "Looking ahead, our backlog remains strong going into 2019, in part due to Velvac's success in capturing several significant new mirror programs and new truck accessory programs at Illinois Lock. We are confident that our three-part strategy of optimizing our portfolio businesses, improving execution and building our balance sheet will generate long-term result for our shareholders"

The Eastern Company will host a conference call to discuss its results for the full year and fourth quarter of 2018 and other matters on Tuesday March 19, 2019 at 9:00 a.m. Eastern Time.  Participants can access the conference call by phone at 888-669-0685 (toll free in US & Canada) or 862-298-0701 (International).  Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/29416.

About The Eastern Company
The Eastern Company is 160-year old manufacturer of industrial hardware, security products and metal castings.  It operates 16 locations in the United States, Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends", "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations.  These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.  Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers and increased prices for raw materials.  There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission.  We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	13 wks	52 wks	52 wks
	Dec 29, 2018	Dec 30, 2017	Dec 29, 2018	Dec 30, 2017
Net Sales	$ 56,612,172	$ 54,143,638	$234,275,463	$204,239,613

Net Income After Tax	4,380,604	(168,769)	14,505,937	5,045,255

Net Income Per Share:
Basic	$ 0.70	$ (0.03)	$ 2.32	$ 0.81
Diluted	$ 0.70	$ (0.03)	$ 2.31	$ 0.80

Weighted average
shares outstandings:
Basic	6,240,808	6,261,737	6,258,277	6,259,139
Diluted	6,256,365	6,297,371	6,273,974	6,294,773